Exhibit 99.1

BIOSCRIP REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

ELMSFORD, N.Y., May 03, 2011 (BUSINESS WIRE) -- BioScrip, Inc. (NASDAQ: BIOS) today announced 2011 first quarter financial results. First quarter revenue for the period ended March 31, 2011, was $439.3 million with net income of $2.9 million, or $0.05 per diluted share. Adjusted EBITDA for the first quarter was $16.6 million.

First Quarter Highlights

● Revenue was $439.3 million, an increase of $104.2 million or 31.1% compared to prior year;
● Gross profit was $77.3 million or 17.6% of sales, compared to $38.9 million or 11.6% of sales in the prior year;
● Adjusted EBITDA generated by the segments before allocation of corporate expenses was $25.1 million, compared to $10.8 million last year;
● Adjusted EBITDA was $16.6 million, compared to $2.7 million in the prior year;
● Net income was $2.9 million, or $0.05 per diluted share, compared to prior year net loss of $7.2 million, or $0.18 per share;
● Reduced debt by $28.8 million in the first quarter and in compliance with all debt covenants;
● Cash provided by operating activities was $31.7 million.

Rick Smith, President and Chief Executive Officer of BioScrip, stated, "We are beginning to realize early results of the restructuring efforts put in place last year, particularly in reducing our overall expenses. As a result, the first quarter benefited from operating cash flow of $31.7 million and a reduction in debt of $28.8 million. Margins were up sequentially as a result of the actions taken under our strategic assessment, including focusing on improving revenue mix, supply chain initiatives and other cost reductions measures. While there is still more work to do, we believe that we are making progress in the right direction."

Results of Operation

First Quarter 2011 versus First Quarter 2010

Revenue for the first quarter of 2011 totaled $439.3 million, compared to $335.1 million for the same period a year ago, an increase of $104.2 million or 31.1%, primarily as a result of the CHS acquisition. Infusion/Home Health Services revenue for the first quarter of 2011 was $110.5 million compared to $46.1 million in the prior year, an increase of $64.4 million or 139.6%. CHS revenue contributed an incremental $63.3 million during the first quarter of 2011. Excluding CHS revenue, Infusion/Home Health Services revenue increased 2.4% or $1.1 million. Pharmacy Services revenue for the first quarter of 2011 was $328.8 million, compared to $289.0 million for the prior year period, an increase of $39.9 million or 13.8%.

Consolidated gross profit for the first quarter of 2011 was $77.3 million, or 17.6% of revenue, compared to $38.9 million, or 11.6% of revenue, for the first quarter of 2010. The increase in gross profit percentage from 2010 to 2011 was primarily the result of the CHS acquisition and purchasing synergies generated post-acquisition, as well as our continued focus on revenue mix, which contributed positively to gross margin improvement.

First quarter 2011 operating income was $10.4 million, compared to an operating loss of $6.3 million for the first quarter of 2010.

During the first quarter of 2011, BioScrip generated $25.1 million of segment Adjusted EBITDA, or 5.7% of total revenue, compared to $10.8 million, or 3.2% of total revenue in the prior year. The Infusion/Home Health segment generated $11.5 million of Adjusted EBITDA, or 10.4% of segment revenue. This compares to $2.9 million, or 6.2% of segment revenue in the prior year. The Pharmacy Services segment generated $13.7 million of segment Adjusted EBITDA, or 4.2% of segment revenue. This compares to $8.0 million, or 2.8% of segment revenue in the prior year.

On a consolidated basis, BioScrip reported $16.6 million of Adjusted EBITDA during the first quarter of 2011, or 3.8% of total revenue, compared to $2.7 million, or 0.8% of total revenue, in the prior year.

Interest expense in the first quarter of 2011 was $7.3 million, compared to $3.2 million for the same period in 2010. The increase reflects a full quarter of interest on the debt structure which financed the CHS acquisition.

Net income for the first quarter of 2011 was $2.9 million, or $0.05 per diluted share, compared to a net loss of $7.2 million, or $0.18 per basic share, in the prior year period.

Liquidity and Capital Resources

As of March 31, 2011, BioScrip had working capital of $55.5 million compared to $50.1 million at December 31, 2010. The increase was primarily due to a decrease in the current portion of long-term debt, as working capital needs were funded by cash provided by operating activities. Cash expected to be provided by operating activities, along with funds available under the $150.0 million revolving credit facility, will be sufficient to fund working capital, information technology investments, scheduled interest repayments and other cash needs for at least the next twelve months.

As of March 31, 2011, the Company had outstanding borrowings under its senior secured revolving credit facility of $52.4 million compared to $81.2 million as of December 31, 2010.

Conference Call

BioScrip will host a conference call to discuss its first quarter 2011 financial results on May 3, 2011 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-920-2968 (US), or 212-231-2906 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for 48 hours after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21521052. An audio web cast and archive of the conference call will also be available under the "Investor Relations" section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (NASDAQ: BIOS) is a national provider of pharmacy and home health services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications and home health services. Our services are designed to improve clinical outcomes to patients with chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements - Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Reconciliation to Non-GAAP Financial Measures

Earnings before interest expense, income tax expense, depreciation and amortization of intangibles ("EBITDA"), Adjusted EBITDA and segment Adjusted EBITDA, which excludes stock-based compensation expense, acquisition, integration and non-restructuring related severance expenses, restructuring expense and the write-off of receivables related to the CAP contract, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

Schedule 1
BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $18,830 and $16,421 at March 31, 2011 and December 31, 2010, respectively	204,403	193,722
Inventory	42,883	66,509
Prepaid expenses and other current assets	17,396	16,696
Total current assets	264,682	276,927
Property and equipment, net	24,343	23,919
Goodwill	324,141	324,141
Intangible assets, net	28,699	30,096
Deferred financing costs	4,900	5,062
Other non-current assets	3,690	3,841
Total assets	$650,455	$663,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$52,541	$81,352
Accounts payable	78,245	80,814
Claims payable	5,442	3,037
Amounts due to plan sponsors	22,932	19,781
Accrued interest	11,531	5,766
Accrued expenses and other current liabilities	38,517	36,040
Total current liabilities	209,208	226,790
Long-term debt, net of current portion	225,092	225,117
Deferred taxes	9,092	9,140
Other non-current liabilities	2,914	2,838
Total liabilities	446,306	463,885
Stockholders' equity

Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 57,063,496 and 57,042,803, respectively; shares outstanding: 54,152,527 and 54,118,501, respectively	6	6
Treasury stock, shares at cost: 2,642,398 and 2,642,398, respectively	(10,554)	(10,496)
Additional paid-in capital	369,419	368,254
Accumulated deficit	(154,722)	(157,663)
Total stockholders' equity	204,149	200,101
Total liabilities and stockholders' equity	$650,455	$663,986

Schedule 2
BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$439,297	$335,068
Cost of revenue	362,033	296,150
Gross profit	77,264	38,918
% of revenue	17.6%	11.6%
Operating expenses
Selling, general and administrative expenses	59,092	36,354
Bad debt expense	5,047	3,650
Acquisition and integration expenses	-	5,040
Restructuring expense	1,299	-
Amortization of intangibles	1,397	176
Total operating expense	66,835	45,220
% of revenue	15.2%	13.5%
Income (loss) from operations	10,429	(6,302)
Interest expense, net	7,250	3,169
Income (loss) before income taxes	3,179	(9,471)
Income tax expense (benefit)	238	(2,302)
Net income (loss)	$2,941	$(7,169)

Basic weighted average shares	54,133	40,825
Diluted weighted average shares	54,766	40,825

Basic net income (loss) per share	$0.05	$(0.18)
Diluted net income (loss) per share	$0.05	$(0.18)

Schedule 3
BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,941	$(7,169)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	2,361	1,484
Amortization of intangibles	1,397	176
Amortization of deferred financing costs	241	524
Change in deferred income tax	(48)	9,671
Compensation under stock-based compensation plans	1,132	804
Loss on disposal of fixed assets	7	-
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(10,681)	8,678
Inventory	23,626	(5,388)
Prepaid expenses and other assets	(606)	(6,810)
Accounts payable	(2,569)	3,966
Claims payable	2,405	(1,998)
Amounts due to plan sponsors	3,151	1,075
Accrued interest	5,765	487
Accrued expenses and other liabilities	2,533	(26,791)
Net cash provided by (used in) operating activities	31,655	(21,291)
Cash flows from investing activities:
Purchases of property and equipment, net	(2,792)	(1,442)
Cash consideration paid to CHS, net of cash acquired	-	(92,464)
Net cash used in investing activities	(2,792)	(93,906)
Cash flows from financing activities:
Proceeds from new credit facility, net of fees paid to issuers	-	319,000
Borrowings on line of credit	412,400	300,310
Repayments on line of credit	(441,207)	(330,699)
Repayments of capital leases	(30)	0
Principal payments on CHS long-term debt, paid at closing	-	(128,952)
Deferred and other financing costs	(22)	(7,394)
Net proceeds from exercise of employee stock compensation plans	54	288
Surrender of stock to satisfy minimum tax withholding	(58)	(111)
Net cash (used in) provided by financing activities	(28,863)	152,442
Net change in cash and cash equivalents	-	37,245
Cash and cash equivalents - beginning of period	-	-
Cash and cash equivalents - end of period	$-	$37,245
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,302	$2,665
Cash paid during the period for income taxes, net of refunds	$109	$365

Schedule 4
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(unaudited and in thousands)

	Three Months Ended
	March 31,
	2011	2010
Results of Operations:
Revenue:
Infusion and Home Health Services	$110,479	$46,101
Pharmacy Services	328,818	288,967
Total	$439,297	$335,068

Adjusted EBITDA by Segment before corporate overhead:
Infusion and Home Health Services	$11,466	$2,860
Pharmacy Services	13,679	7,987
Total Segment Adjusted EBITDA	25,145	10,847

Corporate overhead	(8,527)	(8,162)
Consolidated Adjusted EBITDA	16,618	2,685

Interest expense, net	(7,250)	(3,169)
Income tax (expense) benefit	(238)	2,302
Depreciation	(2,361)	(1,484)
Amortization of intangibles	(1,397)	(176)
Stock-based compensation expense	(1,132)	(804)
Acquisition, integration and severance expenses	-	(5,040)
Restructuring expense	(1,299)	-
Bad debt expense related to contract termination	-	(1,483)
Net income (loss)	$2,941	$(7,169)

Supplemental Operating Data
Capital Expenditures:
Infusion and Home Health Services	$817	$72
Pharmacy Services	1,383	540
Corporate unallocated	592	830
Total	$2,792	$1,442
Depreciation Expense:
Infusion and Home Health Services	$1,125	$236
Pharmacy Services	1,028	1,023
Corporate unallocated	208	225
Total	$2,361	$1,484
Total Assets
Infusion and Home Health Services	$443,497	$447,899
Pharmacy Services	154,029	136,297
Corporate unallocated	52,929	130,367
Total	$650,455	$714,563
Goodwill
Infusion and Home Health Services	$299,643	$304,185
Pharmacy Services	24,498	24,498
Total	$324,141	$328,683